December 5, 2022
Ms. Ashley Haynes-Gaspar
16922 SE 33rd Ct
Bellevue, WA 98008

    Re: Offer of Employment
Dear Ashley:
I am pleased to confirm our offer of the position of Executive Vice President ("EVP”) Customer Success, Wholesale and International of Lumen Technologies, Inc. (“Lumen”).  We anticipate you will assume this position on January 3, 2023 (“Start Date”). In this position, you will report to Kate Johnson, Chief Executive Officer of Lumen, and your work location will be Broomfield, CO. It is our pleasure to extend this offer to you. In this Offer Letter you will find an explanation of our offer.

Compensation (Annualized)
Annual Base Salary	$500,000.00
Target Annual Bonus (STI) Plan	100% of base pay = $500,000.00
Target Long-Term Incentive (LTI) Program	$1,500,000.00

One-Time Sign-On Compensation

Cash Sign-On Bonus	$500,000.00
LTI Sign-On Award	$1,200,000.00
Annual Bonus (STI) Plan: You will be eligible to participate in the annual short-term incentive (“STI”) plan subject to the terms and conditions of that plan. The target annual bonus amount for your position is 100% of your annual base pay. Your 2023 annual bonus under the STI plan will be pro-rated based on the number of eligible days worked from your Start Date through the end of the program year.  Actual bonus payouts may be more or less than target, depending on both individual and corporate performance.
Annual Long Term Incentive (LTI) Program: You will be eligible to participate in Lumen’s Long-Term Incentive (“LTI”) Program. The target annual LTI grant amount for your position currently is $1,500,000. Awards under the LTI Program are expressed as a fixed dollar amount, which is then converted to a number of shares using the same methodology applicable to other senior executives of Lumen. Currently, annual awards under the LTI program consist of a mix of time-based restricted shares (“TBRS”) and performance-based restricted shares (“PBRS”). Annual LTI grant values in future years will be based on a variety of factors, including market data (which influences annual target LTI), individual performance, and scope of job responsibilities, and may be more or less than the current target. All awards are subject to approval of Lumen’s Human Resources and Compensation Committee of the Board of Directors (“Compensation Committee”).
Cash Sign-On Bonus: We are pleased to provide you with a cash sign-on bonus (“Cash Sign-On Bonus”) of $500,000 to be paid in the following manner:

1.The first installment of the Cash Sign-On Bonus in the gross amount of $250,000 will be paid concurrently with the first regular payroll cycle following your Start Date, subject to normal withholdings. This bonus may be subject to clawback as follows:

a)If your employment is terminated for Cause (as defined in the Lumen Executive Severance Plan, or the “Executive Severance Plan”) or you voluntarily resign employment within 12 months after your Start Date, you will be required to return the full amount of your sign-on bonus ($250,000) in cash to Lumen on or before your last day of work.

b)If you are involuntarily terminated for Cause (as defined in the Executive Severance Plan) or you voluntarily resign employment at any time beginning after the end of the 12th month after your Start Date to the end of the 24th month after your Start Date, you will be required to return a pro rata amount of your sign-on bonus in cash to Lumen on or before your last day of work. The pro rata amount will equal the gross amount of your cash sign-on bonus less $20,833 (1/12th of the total amount) for each full month worked after the 12th month following your Start Date, until the end of the 24th month, when no repayment is due.

2.Subject to continued employment on the first anniversary your Start Date, the second installment of the Cash Sign-On Bonus in the gross amount of $250,000 will be paid with the first regular payroll cycle following the first anniversary your Start Date and subject to normal withholdings. This bonus may be subject to clawback as follows:

a)If you are involuntarily terminated for Cause (as defined in the Executive Severance Plan) or you voluntarily resign employment at any time beginning after the first anniversary your Start Date to the end of the 24th month after your Start Date, you will be required to return a pro rata amount of your sign-on bonus in cash to Lumen on or before your last day of work. The pro rata amount will equal the gross amount of your cash sign-on bonus less $20,833 (1/12th of the total amount) for each full month worked after the 12th month following your Start Date, until the end of the 24th month, when no repayment is due.
LTI Sign-On Award: We are pleased to provide you with a sign-on equity award in the form of TBRS in the gross amount of $1,200,000 (the “Sign-On Equity Award”) that will vest ratably over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date. The grant of the Sign-On Equity Award will occur on your Start Date and is subject to continued employment at the time of vesting and all other terms and conditions of the applicable equity incentive plan and the stock award agreements.
Relocation: The Company will also provide relocation assistance to you as outlined in the Relocation Expense Agreement and Lumen Domestic Relocation Policy (the “Relocation Policy”). Once the authorization has been received by the Relocation Department you will be contacted to discuss your benefit. However, as a general matter, you will have one year following your Start Date to complete your relocation. As outlined in the Relocation Policy, some relocation benefits must be reported to you as income and will be subject to normal withholdings, while other relocation benefits are not considered income and are not subject to taxes. You will be paid a tax gross-up associated with the taxable relocation benefits.
Retirement and Welfare Benefits: You will be eligible to participate in retirement and welfare benefit plans that are generally available to other members of the Company’s senior leadership team from time to time, in accordance with the terms and conditions of those plans.
Severance Programs: Following your Start Date, the Executive Severance Plan will govern your severance rights and benefits, including in the event of a change of control of Lumen.
Compliance with Lumen Policies: You acknowledge that, as an officer and director of the Company, you will be required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time by the Board, as applicable to senior executive officers of the Company, including its Code of Conduct and Corporate Governance Guidelines, which will be provided or made available to you on or prior to your Start Date.
You will be subject to the Company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving Lumen securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

General Terms: Lumen may terminate or modify the terms of your employment at any time, subject to the terms and conditions, as applicable, of (i) this Offer Letter and any equity award agreements, between you and the Company, which may only be amended by our mutual agreement, and (ii) the Executive Severance Plan, equity compensation plans, any other employee health, welfare, retirement or benefit plan, or other similar arrangements under which you may be entitled to receive benefits, all of which are subject to amendment in the future.
Any rights you may have to the various benefits described in this Offer Letter are subject to your acceptance (confirmed by your signature on the Acceptance of Offer attached to this Offer Letter) of the terms of this offer. This Offer Letter, which shall be governed by Colorado law, supersedes any prior offers, understandings or representations regarding the terms of your employment with Lumen, whether oral or written, including without limitation any term sheets. The terms of this Offer Letter cannot be altered or changed except by a written document that has been approved by the Compensation Committee and executed by both you and, on behalf of Lumen, me or another executive officer of the Company.
All payments to you shall be subject to applicable federal, state, local and other income and employment tax withholdings.

If you have questions about this offer, please do not hesitate to contact me at (225) 252-4526. Please return your signed acceptance or declination to scott.trezise@lumen.com as soon as possible, but not later than fourteen days after the date of this Offer Letter. Please keep a copy of the signed document for your records.
Ashley, I am very much looking forward to you joining the Lumen leadership team.  We are confident that you can help propel Lumen forward in achieving its higher purpose – to further human progress through technology. In moving forward, we count on our leaders to drive transformation with a growth mindset, a focus on getting the right things done, effective communication with capable teams, and a desire to challenge the status quo as change makers.
Sincerely,
/s/ Scott Trezise
Scott Trezise
EVP, Human Resources

Encl.

Acceptance of Offer

I have read and understand the terms of this Offer Letter and hereby accept the offer of employment and all of the terms and conditions outlined therein.

SIGNED: ________________________________ DATE: _________________
     Ashley Haynes-Gaspar

OFFER LETTER ADDENDUM
Additional Requirements and Agreements

As used in this Addendum, “Lumen” means any subsidiary or affiliate of Lumen Technologies, Inc., including subsidiaries and affiliates of CenturyTel, Embarq, Qwest, Savvis, or Level 3, and any predecessor or successor to those subsidiaries or affiliates.

By accepting this offer, you hereby agree to the following, each of which is a condition of your employment:

COMPLIANCE WITH LEGAL REQUIREMENTS AND POLICIES
As a condition of employment, you must complete Section 1 of the Form I-9 no later than your first day of work, and you must present appropriate documents, as required by the federal government, to establish your identity and eligibility to work in the United States as required by Section 2 of Form I-9 within three business days of beginning work. You must provide satisfactory original documentation from the lists on the Form I-9. You may be requested to provide additional documentation as required by the Social Security Administration and/or the Department of Homeland Security (DHS), in accordance with the DHS E-Verify Program, applicable laws and regulations. Cooperating with such requests is a condition of employment.
You agree to abide by the Lumen Code of Conduct and Lumen policies, as found in the online U.S. Employee Handbook Policies, as they are issued or modified from time to time. Now and throughout your employment with Lumen, you are required to disclose to Lumen’s Corporate Compliance department all potential or actual conflicts of interest. You must familiarize yourself with Lumen’s Conflict of Interest Policy, which is part of the Lumen Code of Conduct, so that you can identify potential conflicts of interest. Your employment will be subject to and governed by these policies, and your acceptance of this offer will constitute an express acceptance of the terms and provisions of those policies. Any future changes in policies will also automatically be binding on you.

The policies posted in the online Employee Toolkit do not constitute a contract between Lumen and you.  Lumen retains the right to change, modify, suspend, interpret, or cancel in whole or part any of its policies or practices, without advance notice, in its sole discretion.  Your employment is voluntary and “At-Will,” meaning either you or the company can end your employment at will at any time, for any reason, with or without cause.  When practicable, each party will try to provide the courtesy of reasonable notice of intent to terminate the employment relationship. Your “At-Will” status can only be changed by a writing signed by Lumen’s EVP of Human Resources.
INTELLECTUAL PROPERTY
You agree that any inventions, discoveries, creations (including without limitation software, product documentation, web pages, writings, drawings, articles, presentations, videos and other works), improvements, Confidential Information and other intellectual property (“Creations”) that you may develop or create, or assist in developing or creating during your employment with Lumen, whether or not patentable or eligible for copyright, that relate to the actual, planned, or foreseeable business or other activities of Lumen, or that result from your work for Lumen or from using Lumen property and equipment, shall be the exclusive property of Lumen. To the extent such Creations are not owned by or assigned to Lumen by operation of law, you hereby assign to Lumen all right, title and interest to your Creations in all countries. You shall promptly disclose all Creations to Lumen and shall, both during and after your employment, and without additional compensation, execute all assignments and other documents and take all actions deemed necessary by Lumen to secure and enforce any U.S. or foreign intellectual property right in such Creations. You are not obligated to assign any intellectual property to Lumen that you created prior to your employment with Lumen. You must identify in writing on a separate page entitled “Prior Intellectual Property” any such intellectual property that you wish to exclude from the operation of this Agreement and email it to HRonboarding@lumen.com along with this Addendum to Lumen.

CONFIDENTIAL INFORMATION
Except as provided below, you agree (a) to keep in confidence and not to, except as required in the course of Lumen’s business or as authorized in writing on its behalf, publish, disclose, use, or authorize anyone else to publish, disclose or use during the period of your employment and at any time thereafter, any

Confidential Information; (b) that all Confidential Information shall at all times remain Lumen’s property; (c) that on or prior to the day your employment terminates, you will return to Lumen all of its property, including all documents, records, copies and excerpts of documents (including electronically stored information) containing any Confidential Information; and (d) from that day forward you shall not disclose Confidential Information to any person outside Lumen, or use Confidential Information for any purpose.

“Confidential Information” is any oral or written technical or business information not generally known outside of Lumen, including without limitation, sensitive business information, trade secrets, non-public intellectual property, customer records and lists, negotiations, policy manuals, merger and acquisition plans, training materials and marketing plans, corporate financial information, software and documentation (including object code), performance evaluations, analyses of competitive products, contracts and sales proposals, employment records, other critical and sensitive information, internal audit reports, and all information regarding which Lumen owes a third party a duty of confidence or nondisclosure. “Confidential Information” shall not include information that is generally available to and known by the public at the time of disclosure to you; provided that, such disclosure is not the direct or indirect fault of you or person(s) acting on your behalf.

In addition, during your employment with Lumen, you will not disclose or make use of any confidential information or trade secrets in violation of any agreements with, or rights of, any other employer or party, and you will not bring to Lumen’s premises or property (including its computers) any confidential, trade secret or non-public information belonging to or obtained from any other employer or party.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Addendum nor any Lumen policy prohibits you (1) from disclosing Confidential Information (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) from disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

NON-SOLICITATION OF CUSTOMERS
You agree that while employed by Lumen and during the two (2) year period immediately following either a voluntary termination or an involuntary termination for cause (including but not limited to conflicts of interest or other misconduct) of your employment, you shall not contact or call on any client, customer or prospective client or customer of Lumen for or on behalf of anyone other than Lumen (i) for the purpose of securing competing business, (ii) to solicit, attempt to obtain, accept or in any other way secure competing business for or on behalf of anyone other than Lumen from any client, customer or prospective client or customer of Lumen, (iii) to solicit, divert or entice away the business of any client, customer or prospective client or customer of Lumen, or otherwise disrupt the relationship between such client, customer or prospective client or customer of Lumen and the Company or its Affiliates, or (iv) to solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its Affiliates, or who on the termination date is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue, reduce or limit the extent of such relationship with the Company or any of its Affiliates.   As used herein, “client, customer or prospective client or customer of Lumen” includes any person or entity with whom you had contact while employed by Lumen, for whom you provided any services, directly or indirectly (e.g., by providing direction, guidance or supervision to another person), on behalf of Lumen or about whom you learned any confidential or proprietary information during the one (1) year period prior to your termination of employment with Lumen.  As used herein, “contact,” “call on,” “solicit” and “attempt to obtain” include any direct or indirect (e.g., by directing, guiding or supervising another person) contact and apply regardless of who (i.e., you, a person directed by you or the customer or prospective customer) first initiated the contact.

NON-SOLICITATION OF EMPLOYEES
You further agree that, without the prior written consent of Lumen, while employed by Lumen, and during the two (2) year period immediately following the termination of your employment, whether voluntary or involuntary, you will neither directly nor indirectly induce or encourage, or attempt to induce or encourage, any employee of Lumen to terminate his or her employment; provided, however, that the foregoing shall not apply with respect to you directly or indirectly causing to be placed any general advertisement in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not targeted specifically at any such persons.  As used herein, “induce” and “encourage” include any direct or indirect contacts, regardless of who (i.e., you or the other employee) first initiated the contact.

RECOVERY OF BENEFITS, OVERPAYMENTS AND INDEBTEDNESS
You hereby authorize Lumen, where permitted by law, to withhold and offset from any compensation otherwise due to you (including any salary, wages, bonuses or expense reimbursements) any and all debts owed by you to Lumen (including any inadvertent overpayments, personal charges on your company credit or purchasing card, or other amounts which you are not entitled to retain), indebtedness to an employee benefit plan, any repayment obligation under your offer letter, or other indebtedness to the Company. If Lumen incurs any legal expenses in collecting these amounts, you are personally liable for such expenses, unless otherwise provided by the applicable agreements.  You will be obligated to repay any remaining balance.

NO PREVIOUS AGREEMENTS LIMITING EMPLOYMENT WITH LUMEN
You confirm that you are not bound by any agreement with any previous employer or any party which restricts in any way your prospective employment by Lumen (for example, any non-compete, non-solicitation, non-disclosure or confidentiality agreement). Such agreements may be contained in prior offer letters, stock grants, employment agreements, consulting agreements, or agreements for the sale of a business. You also represent that your employment with Lumen and the performance of your proposed duties for Lumen will not violate any obligations you may have to previous employers or other parties. In your work for Lumen, you will not disclose or make use of any information or trade secrets in violation of any agreements with or rights of any previous employer or other party, and you will not bring to Lumen’s premises or use on its behalf any non-public information belonging to or obtained from any previous employment or other party.

WAIVER OF RIGHT TO JURY TRIAL AND WAIVER OF RIGHT TO BRING CLASS, COLLECTIVE, CONSOLIDATED OR REPRESENTATIVE ACTIONS

To the extent permitted by applicable law, both you and the Company agree that they voluntarily, knowingly, and intelligently agree to waive:
(a)  any right they may have to bring, recover money damages or otherwise participate with other persons in any class, collective, consolidated or representative action under any federal, state or local law or statute regarding any and all claims or causes of action arising out of or relating to your employment with the company (the “Class Action Waiver”); and
(b)  their right to jury trial regarding any and all Claims or causes of action arising out of or relating to your employment with the Company (the “Jury Trial Waiver”).
In the event of litigation, this Agreement may be filed as a written consent to a trial of claims individually (i.e., not as part of a class, collective or consolidated proceeding) by a court of competent jurisdiction without a jury.  The Class Action Waiver and Jury Trial Waiver shall be severable from the remainder of this Agreement if there is a final judicial determination that either one or both of such waivers are unenforceable or enforceable only in the context of arbitration.  In such event, but only in such event, you and the Company agree to individual binding arbitration of any and all claims pursuant to the attached Exhibit A, Arbitration Provision.

You confirm that you have read and understand the terms of this Addendum, have had an opportunity to ask questions and seek the assistance of legal counsel regarding its terms, and are not relying upon any advice from Lumen in this regard.

Exhibit A to this Addendum contains an agreement to arbitrate disputes.  Please read it in its entirety.  You affirm your understanding of and your agreement to the terms and conditions set forth herein, including those set out in Exhibit 1, and you hereby accept this offer of employment:

Signature: _____________________________________ Date: ___________
Ashley Haynes-Gaspar

EXHIBIT A
Arbitration Provision

This Exhibit A, Arbitration Provision, applies only if a court has concluded that the Class Action Waiver and/or the Jury Trial Waiver in the Offer Letter Addendum is either unenforceable or only enforceable in the context of an arbitration agreement.  The covenants in this Exhibit A are made in consideration for, and as a precondition to, receiving the benefits under the offer letter. This Arbitration Provision is governed by the Federal Arbitration Act, as amended, 9 U.S.C. §§ 1, et seq. ("FAA").

Arbitration
Both the Company and you voluntarily, knowingly, and intelligently agree to binding arbitration of any and all Claims or causes of action arising out of or relating to your employment with the Company and termination of such employment, including but not limited to all Claims. The term “Claims” means any claim, controversy or dispute between you and Lumen relating in any way to your hiring, employment, compensation, terms and conditions of employment, the termination of your employment, or the interpretation of your offer letter or any addendum to it, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory.  It includes claims under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. sections 1981, 1981a, 1983, 1985, or 1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other similar federal, state, or local law or regulation.

Both the Company and you waive any right they may otherwise have to a jury trial and to pursue remedies in court or other forums except as noted in the Exceptions to Arbitration Requirement section below.  If, however, you would otherwise be legally or contractually permitted or required to exhaust administrative remedies to obtain legal relief, you may pursue permitted administrative remedies and must exhaust required administrative remedies prior to pursuing arbitration.  The terms of this Arbitration Provision shall apply to Claims against the Company, its parents, subsidiaries, affiliates, and their directors, officers, and employees and any of their respective successors or assignees and to Claims against the You, his/her heirs, executors, administrators, or legal representatives.
In the event a court concludes that this Arbitration Provision is not enforceable under the FAA in a particular case, the law of the state of Colorado shall apply and govern the arbitrability of all Claims in that case. In all cases, arbitrability shall be determined by a court of competent jurisdiction. The substantive law of the state of Colorado, to the extent it is consistent with the terms stated in this Arbitration Provision, shall apply to any Claims.  A single neutral arbitrator will conduct the arbitration under the Judicial Arbitration and Mediation Services Inc. (“JAMS”) Employment Arbitration Rules and Procedures (“JAMS Rules”) in effect when the demand for arbitration is filed. The current rules can be accessed at www.jamsadr.com.  The Company will provide a printed copy of the current rules upon request. Other than as set forth in this Agreement, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law.  The parties will mutually agree on the arbitrator (who does not need to be on the JAMS panel) and the location of the arbitration.  The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator shall also have the authority to award all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, where provided for by statute or the common law, subject to applicable caps (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended), and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes or laws or the U.S Constitution. The arbitrator shall not have authority to hear any class, collective, consolidated, or representative claims but is limited to individual claims. The Company does not agree that class, collective, consolidated, or representative claims may be arbitrated. The arbitrator will apply the same statutes of limitation that would apply in court, to the extent allowed by law.  The arbitrator will honor claims of privilege recognized by law and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The arbitrator’s award will be in writing and shall include the essential findings of fact and conclusions of law on which the award is based. The arbitrator’s decision and award shall be final and binding as to all Claims that were or could have been raised in the arbitration, except as otherwise provided by the FAA, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.
A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy in accordance with applicable law, and any such application shall not be deemed incompatible with or waiver of this Arbitration Provision. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.
Nothing in this Arbitration Provision prohibits you from reporting possible violations of local, state, or federal law or regulation to any government agency or entity, including but not limited to the Equal Employment Opportunity Commission, Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of law.

Attorneys’ Fees and Costs
For arbitrations commenced by you pursuant to this section, the JAMS Rules applicable to initial filing fees shall apply, but in no event will you be responsible for any portion of those fees more than the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees.   The Company will pay all arbitrator fees and expenses if it commences the arbitration.  Each party will pay its own attorneys’ fees and costs in arbitration and in court proceedings, except the arbitrator has the discretion to award the prevailing party reasonable attorneys’ fees and costs where fees and costs are expressly permitted under the law.

Exceptions to Arbitration Requirement
The only exceptions to the parties’ obligations to arbitrate disputes under this Arbitration Provision section are:
1.Sarbanes-Oxley (SOX) whistleblower claims. This Arbitration Provision does not require arbitration of any claims to enforce rights or remedies provided by 18 U.S.C. § 1514A.
2.Miscellaneous Claims: All claims for employee benefits under the Employee Retirement Income Security Act (“ERISA”) of 1984, as amended, are governed by the terms of the applicable Agreement and/or ERISA. Similarly, claims for workers’ compensation or unemployment compensation benefits are not subject to the terms of this Arbitration Provision.  You retain the right to file administrative claims with any state or federal agency including, but not limited to the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor.

Waiver of Right to Bring Class, Collective, Consolidated or Representative Actions
YOU AND THE COMPANY AGREE THAT THEY VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVE ANY RIGHT THEY MAY HAVE TO BRING OR OTHERWISE PARTICIPATE WITH OTHER PERSONS IN ANY CLASS, COLLECTIVE, CONSOLIDATED ACTION OR REPRESENTATIVE ACTION UNDER ANY FEDERAL, STATE OR LOCAL LAW OR STATUTE TO THE FULLEST EXTENT PERMITTED BY LAW (the “Class Action Waiver”). Accordingly, both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There is no right or authority for any dispute to be brought, heard, or arbitrated as a class or collective action, or as a member in any such class or collective proceeding.

Notwithstanding any other provision of this Agreement or the JAMS Rules, issues regarding the validity, enforceability or breach of the Class Action Waiver, whether in the context of a court proceeding or arbitration, may be resolved only by the court and not by an arbitrator. You will not be retaliated against, disciplined, or threatened with discipline because of your filing of or participation in a class or collective action in any forum.  However, the Company may lawfully seek enforcement of the Class Action Waiver under the FAA and seek dismissal of such class and collective actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Severability
If any term of this Arbitration Provision is held to be invalid or unenforceable or contrary to public policy or any law by a court of competent jurisdiction, the term shall be severed in its entirety from this Agreement; the remaining terms of this Agreement shall remain in full force and effect.